Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

KAR Auction Services, Inc.:

We consent to the use of our report dated February 25, 2010, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this Registration Statement with respect to the consolidated financial statements of KAR Auction Services, Inc. (formerly KAR Holdings, Inc.) as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009. We also consent to the use of our reports incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this Registration Statement with respect to the consolidated financial statements of ADESA, Inc, and subsidiaries (ADESA) for the period ended April 19, 2007; and the consolidated financial statements of Insurance Auto Auctions, Inc. and subsidiaries for the period ended April 19, 2007. Our report on the financial statements of ADESA refers to the adoption in 2007 of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (included in FASB ASC Topic 740, Income Taxes).

/S/ KPMG LLP

Indianapolis, Indiana

April 13, 2010